EXHIBIT 16.1

February 24, 2023

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Commissioners:

We have read the statements made by CDT Environmental Technology Investment Holdings Limited (the “Registrant”) pursuant to Item 304(a)(1) of Regulation S-K included under the section titled “Change in Registrant’s Certifying Accountant” as part of the Registration Statement on Form F-1 dated February 24, 2023 (the “Form F-1”). We agree with the statements contained therein as it pertains to our firm.

We have no basis to agree or disagree with any other statements of the Registrant contained in the Form F-1.

Very truly yours,

/s/ Friedman LLP

New York, New York

February 24, 2023